EXHIBIT 99.1

CloudCommerce Becomes AiAdvertising with New Stock Symbol AIAD

The Company’s new corporate name better describes its focus on using artificial intelligence (AI) to eliminate waste in advertising

SAN ANTONIO – August 6, 2021 – AiAdvertising, Inc. (AIAD) (formerly

CloudCommerce, Inc. / CLWD), a technology driven provider of digital advertising solutions, today announced that the Company has changed its name to AiAdvertising, Inc. and will trade under the new stock symbol AIAD. The new corporate name better describes the Company’s focus on using artificial intelligence (AI) to eliminate waste in advertising.

"With our increased focus on artificial intelligence, we believe that AiAdvertising is a more appropriate name for our public company,” said Andrew Van Noy, CEO of CloudCommerce. “Also, we were fortunate to be granted the stock symbol AIAD. Combining AI with AD makes it clear to Wall Street that we are all about artificial intelligence and advertising.”

Mr. Van Noy concluded, “Changing our corporate name also represents our continuing commitment to develop SWARM, our flagship solution, into a cloud hosted software platform that will harness the power of artificial intelligence, machine learning, and predictive algorithms to eliminate the inefficiencies, waste and guesswork that is inherent and accepted in today’s data driven digital marketing campaigns.”

About AiAdvertising

AiAdvertising (formerly CloudCommerce) a technology driven provider of digital advertising solutions. Our flagship solution, SWARM, analyzes a robust mix of audience data to help businesses find who to talk to, what to say to them, and how to market to them. We do this by applying advanced data science, behavioral science, artificial intelligence, and market research techniques to discover, develop and create custom audiences for highly targeted digital marketing campaigns. For more information about the Company, please visit www.AiAdvertising.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies,

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projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are included in our filings with the Securities and Exchange Commission, including the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forwardlooking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Press Contact:

AiAdvertising, Inc. Tel: (800) 673-0927

communications@AiAdverstising.com

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